EXHIBIT 99.1

Company Contact:	Investor Relations Contact:
Mr. James G. Reindl	Mr. Crocker Coulson
Chairman and CEO	President
TechPrecision Corporation	CCG Investor Relations
Tel: 1-978-874-0591	Tel: 1-646-213-1915 (NY office)
Email: reindlj@ranor.com	Email: crocker.coulson@ccgir.com

FOR IMMEDIATE RELEASE

TechPrecision Corporation Reports Strong Second Quarter Fiscal Year 2008 Results

Westminster, MA - November 15, 2007 - TechPrecision Corporation (OTC Bulletin Board: TPCS) (“TechPrecision”, or “the Company”), a leading manufacturer of large-scale, high-precision machined metal fabrications for the alternative energy, medical, nuclear, aerospace/defense and other commercial industries, today reported strong financial results for the three months ended September 30, 2007.

Second Quarter of Fiscal 2008 Highlights

•	Net sales increased 71% to $6.4 million

•	Gross profit rose 72% to $1.5 million

•	Gross profit margin was 24%

•	Operating income increased 202% to $1.0 million

•	Net income increased 599% to $0.6 million

•	Fully diluted EPS was $0.03 versus $0.00

Second Quarter of Fiscal 2008 Results

For the second quarter of 2008, sales increased by $2.7 million or 71%, from $3.7 million for the quarter ended September 30, 2006 to $6.4 million for the quarter ended September 30, 2007. This increase in sales reflected improved market conditions for capital goods and increasing acceptance of TechPrecision as a contract manufacturer for major projects, as well as strong results from the Company’s solar business.

“We are very pleased with the results of this quarter and the first half of the year at TechPrecision,” stated Chairman and CEO James Reindl. “Our revenue is continuing its upward trend due to strong demand for our products and services, and we have seen healthy profit margins for several consecutive quarters now.”

Cost of sales for the quarter ended September 30, 2007 increased by $2.0 million to $4.9 million, an increase of 71%, from $2.8 million for quarter ended September 30, 2006. The increase in cost of sales was directly proportional to our increase in sales, resulting in gross margins of 24% in each period.

TechPrecision’s net income was $0.6 million ($0.06 per share basic and $0.03 per share diluted) in the three months ended September 30, 2007 as compared to $0.1 million ($0.01per share basic and $0.00 per share diluted) in the three months ended September 30, 2006.

Half Year of Fiscal 2008 Results

•	Net sales increased 63% to $12.9 million

•	Gross profit rose 88% to $3.2 million

•	EBITDA grew 200% to $2.4 million

•	Net income reached $1.2 million

For the half year ended September 30, 2007, revenue reached $12.9 million, up 63% from $7.9 million for the half year ended September 30, 2006. Gross profit for the period was 3.2 million, compared to 1.7 million in the first half of Fiscal 2007, an increase of 88%. EBITDA grew 200% between the first half of Fiscal 2007 and Fiscal 2008, from $.8 million to $2.4 million. Finally, net income between the two periods rose from $10 thousand to $1.2 million.

Financial Condition

At September 30, 2007, TechPrecision had working capital of $4.5 million as compared with working capital of $3.4 million at March 31, 2007, an increase of $1.1 million reflecting our increased level of business. The cash flows from operations were $1.9 million as compared to $0.6 million in the six months ended September 30, 2007 as compared to 2006. The increase in revenues and advanced billings were primary sources of increased operating cash inflows.

Subsequent to the close of the quarter, through November 9, 2007, we received $449,000 from the exercise of warrants to purchase 1,030,000 shares of common stock.

Business Outlook

TechPrecision provides critical components used in the production process to produce the raw material for solar wafers and has a track record of providing key components in nuclear energy. Both solar and nuclear energy are expected to grow significantly due to an unrelenting demand for energy coupled with concerns about carbon emissions and dependence on foreign oil. As one of the few fabrication and machining outfits who can supply, large high precision key components, TechPrecision expects to benefit from strong anticipated investment in both sectors.

“TechPrecision is well positioned for sustained growth driven by strong demand in our end markets, particularly the solar industry. We have been receiving a steady stream of requests for quotations,” stated Mr. Reindl. “Our strategy to focus on long-term projects with more predictable cost structures has produced healthy margins for us as evidenced by our strong financial performance. Based on our current operations, we are confident that this trend will continue.

TechPrecision anticipates operating at a high level of capacity well into the next fiscal year. As of September 30, 2007, the company had a backlog of firm orders totaling approximately $36 million.  We anticipate that approximately $17 million of this backlog will be shipped during the year ended March 31, 2008, and most of the balance will be shipped in the following year.

Teleconference Information

The conference call will take place at 9:00 a.m. Eastern (U.S.) time on Thursday, November 15, 2007. Anyone interested in participating should call 888.481.7939 if calling from within the United States, or 617.847.8707 if calling internationally; the passcode is 353 330 70.

There will be a replay available for seven days, starting on Thursday November 15 at 11:00 am. To listen to the playback, please call 888-286-8010 if calling within the United States, or 617-801-6888 if calling internationally. Please use passcode 72119273 for the replay.

About TechPrecision Corporation

TechPrecision Corporation, through its wholly-owned subsidiary Ranor, Inc., produces high-precision, large scale metal fabrications and machined assemblies weighing up to 100 tons. A significant part of the Company’s revenues are derived from the alternative energy industry. Examples of its mission critical components in its key segments include large-scale chambers used in the manufacture of solar panels, nuclear reactor parts, nuclear waste storage systems, lifting and transportation equipment for the nuclear industry, and key components for proton beam therapy machines to treat cancer. TechPrecision is one of a few end-to-end solutions providers with the ability to engineer each project’s requisite tooling and manufacturing processes, fabricate, machine, assemble, test and deliver large-scale metal products with tight tolerance levels, with all requisite services to complete such projects under the Company’s control.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the Company’s ability to generate business from long-term contracts rather than individual purchase orders, its dependence upon a limited number of customers, its ability to successfully bid on projects, and other risks discussed in the company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

--Financial tables below--

TECHPRECISION CORPORATION
CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30
(UNAUDITED)

CURRENT ASSETS	Sep 30 2007	Mar 31 2007
Cash and cash equivalents	$2,812,029	$1,443,998

Accounts receivable, less allowance for doubtful accounts of $25,000	3,149,003	2,684,970
Other Receivables	-	16,737
Costs incurred on uncompleted contracts, net of allowance for loss and progress billings	3,314,040	1,266,445
Inventories- raw materials	189,941	183,498
Prepaid expenses	1,555,069	270,321

Total current assets	11,020,082	5,865,969

Property, plant and equipment, net	2,463,464	2,561,054
Other assets deferred loan cost, net	130,206	138,718
Total assets	$13,613,752	$8,565,741

CURRENT LIABILITIES
Accounts payable	$1,780,476	$1,298,643
Deferred revenue	3,354,320	-
Accrued expenses	810,508	498,626
Loan from stockholder		60,000
Current maturity of long-term debt	576,935	610,814

Total current liabilities	6,522,239	2,468,083

LONG-TERM DEBT
Notes payable- noncurrent	5,748,505	6,020,440

STOCKHOLDERS’ DEFICIT
Preferred stock- par value $.0001 per share, 10,000,000 shares authorized, of which 9,000,000 are designated as Series A Preferred Stock, with 7,752,462 shares issued and outstanding	2,835,276	2,835,278
Common stock - par value $.0001; 90,000,000 shares authorized, 10,053,000 Shares issued and outstanding	1,006	1,006
Additional paid in capital	1,746,143	1,766,423
Accumulated deficit	(3,239,417)	(4,525,489)

Total stockholders’ equity (deficit)	1,343,008	77,218

Total Liabilities and stockholders’ Equity	$13,613,752	$8,565,741

TECHPRECISION CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30,		Six Months Ended September 30,
	2007	2006	2007	2006

Net sales	$6,307,834	$3,716,741	$12,923,946	$7,915,271
Cost of sales	4,871,752	2,842,462	9,749,324	6,252,467

Gross profit	1,499,082	874,279	3,174,622	1,662,804

Payroll and related costs	247,494	306,651	591,784	650,411
Professional expense	185,323	41,100	229,368	152,158
Selling, general and administrative	80,169	198,945	150,789	273,324

Total	512,986	546,696	971,941	1,075,893

Income (loss) from operations	986,096	327,583	2,202,681	586,911

Other income (expense)
Interest expense	(133,223)	(181,033)	(265,661)	(364,272)
Finance costs	(2,589)	(61,018)	(5,179)	(212,747)
Interest income	191	454	466	663

	(135,621)	(241,597)	(270,374)	(576,356)

Income (loss) before income taxes	850,475	85,986	1,932,307	10,555

Provision for income taxes	(249,229)	(21,000)	(646,234)	(2,500)
Tax benefit of loss carry-forward	--	21,000	--	2,500

Net income (loss)	601,246	85,986	1,286,073	10,555
Deemed dividend on preferred stock	--	--	--	(388,233)

Net income (loss) to common stockholders	$601,246	$85,986	$1,286,073	$(377,678)
Net income (loss) per share
basic	$0.06	$0.01	$0.13	$(0.04)
Diluted	$0.03	$0.00	$0.07	$(0.04)

Weighted average number shares of common stock outstanding-basic	10,051,557	10,009,000	10,051,557	10,005,557
Weighted average number of shares of common stock outstanding-diluted	19,313,683	19,090,527	19,313,683	19,087,084

TECHPRECISION CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
SIX MONTHS ENDED SEPTEMBER 30, 2007 AND 2006
(UNAUDITED)

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net gain (loss)	1,286,073	$10,555
Noncash items included in net loss:
Depreciation and amortization	235,103	418,823
Equity based incentives	--	13,500
Shares issued for services	720	7,561

Changes in operating assets and liabilities:
Accounts receivable	(447,296)	187,372
Inventory	(6,443)	22,154
Costs on uncompleted contracts	(2,047,595)	(188,044)
Prepaid expenses	(1,284,748)	169,089
Deferred revenue	3,354,320	--
Accounts payable and accrued expenses	793,710	(65,883)

Net cash provided by (used in) operating activities	1,883,844	575,127

CASH FLOWS USED IN INVESTING ACTIVITIES
Purchases of property, plant and equipment	(128,999)	(187,159)

Net cash used in investing activities	(128,999)	(187,159)

CASH FLOWS FROM FINANCING ACTIVITIES

Payment of notes	(288,724)	(288,099)
Payment of mortgage note	(17,089)	(150,000)
Release of escrow	--	20,000
Payment of stockholder Loan	(60,000)	--
Equity distribution - WM Realty	(21,000)	10,000

Net cash provided by (used in) financing activities	(386,813)	(408,099)

Net increase (decrease) in cash and cash equivalents	1,368,032	(20,131)
CASH AND CASH EQUIVALENTS, beginning of period	1,443,998	492,801

CASH AND CASH EQUIVALENTS, end of period	$2,812,030	$472,670

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